EXHIBIT 99.1

Bon-Ton Stores, Inc. Reports Second Quarter Fiscal 2016 Results

Reaffirms Fiscal 2016 Guidance

YORK, Pa., Aug. 18, 2016 (GLOBE NEWSWIRE) -- The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for its fiscal second quarter ended July 30, 2016, and reaffirmed its earnings guidance for the full year fiscal 2016.

Results for the Second Quarter Ended July 30, 2016

  Comparable store sales decreased 2.0% as compared with the prior year period.

  Net loss was $38.7 million, or $1.95 per diluted share, compared with net loss of $39.6 million, or $2.01 per diluted share, in the second quarter of fiscal 2015.

  Adjusted EBITDA totaled $2.5 million, inclusive of $2.2 million of severance costs associated with the Company's previously announced planned expense reductions and a $2.4 million consulting expense related to cost reduction initiatives. (Adjusted EBITDA is not a measure recognized under generally accepted accounting principles - see the financial table accompanying this release.) Excluding the financial impact of the severance costs and consulting expenses, Adjusted EBITDA would have been $7.1 million in the second quarter of fiscal 2016.

  In the second quarter of fiscal 2015, Adjusted EBITDA was $5.7 million, including a $0.7 million gain associated with an insurance settlement and $1.0 million of severance costs. Excluding the financial impacts of these items, Adjusted EBITDA would have been $6.0 million in the second quarter of fiscal 2015.

Kathryn Bufano, President and Chief Executive Officer, commented, “We made progress on a number of our strategic initiatives during the second quarter, although the soft mall traffic trends continued to negatively impact our business.  Importantly, we delivered sales gains in our key growth categories and brands, and drove accelerated double digit growth in our omnichannel business, with a triple digit increase on our mobile site.  In addition, we maintained careful inventory controls, as we reduced inventory by 6% with fewer markdowns.  We also continued to make progress on our cost savings plan.”

Ms. Bufano continued, “Looking ahead, we believe that the Fall assortment will be our best to date.  We also expect that our omnichannel business will continue to deliver strong performance. While we are cognizant that the operating environment remains difficult, we believe that we are well positioned for the back half of the year with a strong merchandising assortment, a compelling marketing program focused on new customer acquisition, and continued discipline in inventory management and cost controls.”

Second Quarter Review

Comparable store sales in the second quarter of fiscal 2016 decreased 2.0%.  Total sales in the period decreased 2.4% to $542.4 million, compared with $555.4 million in the second quarter of fiscal 2015.  Sales increases were achieved in Activewear, Big & Tall, Denim, Young Men’s, Young Contemporary Plus, Women’s Better Handbags, Hard Home and Furniture.

The Company achieved accelerated growth in omnichannel, which reflects sales via its website, mobile site, and its Buy Online Pick Up In-Store and Let Us Find It initiatives, as it continued to successfully leverage its West Jefferson facility and expanded store-fulfillment network.

Other income in the second quarter of fiscal 2016 was $16.3 million, an increase of $0.7 million over the comparable prior year period.  The increase was largely the result of higher revenues associated with the Company’s proprietary credit card operations.  Proprietary credit card sales, as a percentage of total sales, increased 390 basis points to 57.1% in the second quarter of fiscal 2016.

Gross profit decreased $6.5 million to $198.1 million in the second quarter of fiscal 2016, primarily as a result of decreased sales volume. The gross margin rate in the second quarter of fiscal 2016 was 36.5% of net sales as compared to 36.8% in the same quarter last year.

Selling, general and administrative (“SG&A”) expense in the second quarter of fiscal 2016 decreased $3.3 million, or 1.5%, to $211.9 million, compared to the second quarter of fiscal 2015. This was largely due to a benefit from a mid-single digit decline in non-customer facing store expenses, partially offset by higher medical claims, as well as severance costs and consulting expenses associated with the Company’s cost reduction initiatives. The SG&A expense rate in the second quarter of 2016 was 39.1% of net sales, an increase of 40 basis points over the prior year, primarily as a result of the decreased sales volume in the period. Excluding the severance and consulting costs in the second quarter of fiscal 2016, as well as the severance costs in the second quarter of fiscal 2015, SG&A expense in the second quarter of fiscal 2016 decreased $6.9 million from the comparable prior year period, and the SG&A expense rate leveraged 40 basis points, to 38.2%.

As of July 30, 2016, the Company had approximately $225 million of borrowing capacity under its revolving credit facility and expects to decrease debt by approximately $40 million to $50 million by the end of the year.

Guidance

For fiscal 2016, loss per diluted share is expected to be in a range of $0.95 to $1.45. The Company continues to expect Adjusted EBITDA in a range of $130 million to $140 million.  (As used in this release, Adjusted EBITDA is not a measure recognized under GAAP – see the accompanying financial table which reconciles this non-GAAP measure to net loss.)

ABL Refinancing

As announced earlier this week, the Company successfully closed a new $150 million ABL Term Loan that replaces the existing $100 million A-1 Tranche of the Company's credit facility and increases the total commitment under the facility to $880 million. The Company will use approximately $75 million of the net proceeds to reduce all amounts currently outstanding under the existing A-1 Tranche of its credit facility which matures in December 2018. The balance of the net proceeds will be used to enhance the Company’s liquidity and retire the remaining approximately $57 million of its Senior Notes due in July 2017.

Call Details

The Company’s quarterly conference call to discuss second quarter fiscal 2016 results will be broadcast live today at 10:00 a.m. Eastern time.  Investors and analysts interested in participating in the call are invited to dial (888) 208-1361 at 9:55 a.m. Eastern time and reference conference ID 7684146.  A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through August 25, 2016.  The number to call for the taped replay is (877) 870-5176 and the replay PIN is 7684146.  The conference call will also be broadcast on the Company’s website at http://investors.bonton.com.  An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 267 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “believe,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2016 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators.  Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

- tables follow –

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	July 30,	August 1,
(Unaudited)	2016	2015

Assets
Current assets:
Cash and cash equivalents	$7,047	$20,935
Merchandise inventories	693,810	738,089
Prepaid expenses and other current assets	74,897	79,926
Total current assets	775,754	838,950
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $998,415 and $929,783 at July 30, 2016 and August 1, 2015, respectively	613,763	641,748
Intangible assets, net of accumulated amortization of $65,090 and $66,198 at
July 30, 2016 and August 1, 2015, respectively	79,176	86,964
Other long-term assets	16,053	15,649
Total assets	$1,484,746	$1,583,311

Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$214,957	$241,272
Accrued payroll and benefits	25,999	24,436
Accrued expenses	143,738	138,597
Current maturities of long-term debt	57,183	103,810
Current maturities of obligations under capital leases	5,666	5,133
Total current liabilities	447,543	513,248

Long-term debt, less current maturities	762,326	732,298
Obligations under capital leases, less current maturities	123,796	129,461
Other long-term liabilities	189,589	192,775
Total liabilities	1,523,254	1,567,782

Shareholders' (deficit) equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 18,944,025 and 18,351,727 at July 30, 2016 and August 1, 2015, respectively	189	184
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at July 30, 2016 and August 1, 2015	30	30
Treasury stock, at cost - 337,800 shares at July 30, 2016 and August 1, 2015	(1,387)	(1,387)
Additional paid-in-capital	165,820	163,006
Accumulated other comprehensive loss	(74,388)	(78,517)
Accumulated deficit	(128,772)	(67,787)
Total shareholders' (deficit) equity	(38,508)	15,529
Total liabilities and shareholders' (deficit) equity	$1,484,746	$1,583,311

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	July 30,	August 1,	July 30,	August 1,
(Unaudited)	2016	2015	2016	2015

Net sales	$542,360	$555,431	$1,133,367	$1,166,369
Other income	16,252	15,568	33,668	31,872
	558,612	570,999	1,167,035	1,198,241

Costs and expenses:
Costs of merchandise sold	344,273	350,828	735,186	755,293
Selling, general and administrative	211,872	215,186	428,057	433,872
Gain on insurance recovery	-	(748)	-	(748)
Depreciation and amortization	24,999	24,193	48,193	46,226
Amortization of lease-related interests	1,008	1,061	2,015	2,162
Impairment charges	178	222	178	222
Loss from operations	(23,718)	(19,743)	(46,594)	(38,786)
Interest expense, net	15,162	15,196	30,248	30,386
Loss on extinguishment of debt	-	4,862	-	4,862

Loss before income taxes	(38,880)	(39,801)	(76,842)	(74,034)
Income tax benefit	(144)	(238)	(288)	(397)

Net loss	$(38,736)	$(39,563)	$(76,554)	$(73,637)

Basic loss per share	$(1.95)	$(2.01)	$(3.86)	$(3.75)

Diluted loss per share	$(1.95)	$(2.01)	$(3.86)	$(3.75)

Adjusted EBITDA (Non-GAAP Financial Measure)

As used in this release, Adjusted EBITDA is defined as net loss before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  We present Adjusted EBITDA in this release because we consider it to be a useful financial measure in evaluating our operating performance. When analyzed in conjunction with our net income and cash flows from operations, Adjusted EBITDA provides investors with a supplemental tool to evaluate our ongoing operations as it excludes the effects of financing and investing activities. Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA (i) to compare the profitability of our stores, (ii) to evaluate the effectiveness of our business strategies, and (iii) as a factor in evaluating management’s performance when determining incentive compensation.

Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.  Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are determined in accordance with GAAP.  Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following is a reconciliation of net loss to Adjusted EBITDA for the historical periods indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands)	July 30,	August 1,	July 30,	August 1,
(Unaudited)	2016	2015	2016	2015

Net loss	$(38,736)	$(39,563)	$(76,554)	$(73,637)
Adjustments:
Income tax benefit	(144)	(238)	(288)	(397)
Loss on extinguishment of debt	-	4,862	-	4,862
Interest expense, net	15,162	15,196	30,248	30,386
Depreciation and amortization	24,999	24,193	48,193	46,226
Amortization of lease-related interests	1,008	1,061	2,015	2,162
Impairment charges	178	222	178	222

Adjusted EBITDA	$2,467	$5,733	$3,792	$9,824

The following is a reconciliation of forecasted net loss to forecasted Adjusted EBITDA for fiscal 2016 based on the Company’s guidance metrics:

	FORECASTED FISCAL 2016
(In thousands)	Minimum	Maximum
(Unaudited)	Guidance	Guidance

Net loss	$(29,000)	$(19,000)
Adjustments:
Income tax provision	900	900
Interest expense, net	62,000	62,000
Depreciation and amortization and amortization of
lease-related interests	96,100	96,100

Adjusted EBITDA	$130,000	$140,000

CONTACT:

Investor Relations
Wendy Wilson
414-347-5153
Wendy.Wilson@bonton.com